Exhibit 4.4

THIS WARRANT, AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of Preferred Stock of

OMTHERA PHARMACEUTICALS, INC.

Effective as of 10:00 a.m., Eastern Time, on April 1, 2013 (the “Effective Date”)

WHEREAS, Omthera Pharmaceuticals, Inc., a Delaware corporation, has entered into a Loan and Security Agreement of even date herewith (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Warrantholder”);

WHEREAS, the Company (as defined below) desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of Preferred Stock (as defined below) pursuant to this Warrant Agreement (this “Warrant” or the “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1.                         GRANT OF THE RIGHT TO PURCHASE PREFERRED STOCK.

(a)                                 For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to the aggregate number of fully paid and non-assessable shares of the Preferred Stock (as defined below) as determined in Section 1(b) below, at a purchase price per share equal to the Exercise Price (as defined below).  As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Company” means Omthera Pharmaceuticals, Inc., a Delaware corporation, and any successor or surviving entity that assumes the obligations of the Company under this Agreement pursuant to Section 8(a).

“Charter” means the Company’s Certificate of Incorporation, as may be amended and/or restated and in effect from time to time.

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Exercise Price” shall be determined as follows: (i) if the Initial Public Offering is consummated on or before September 30, 2013, then the Exercise Price shall be, from and after such consummation, eighty percent (80%) of the final price per share of Common Stock to the public as set forth in the final prospectus relating to the Initial Public Offering filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) under the Act; (ii) if, prior to the consummation of the Initial Public Offering or a Merger Event, the Company shall consummate the Next Equity Round, then the Exercise Price shall be, from and after such consummation, (x) if the Next Equity Round Price is equal to or higher than $4.89884, the average of the Next Equity Round Price and $4.89884, or (y) if the Next Equity Round Price is lower than $4.89884, the Next

Equity Round Price; or (iii) if (x) the Company shall not have consummated the Next Equity Round on or before February 15, 2014, or (y) the Company shall consummate a Merger Event prior to consummation of the Next Equity Round or the Initial Public Offering, then the Exercise Price shall be $4.89884; in all cases subject to adjustment from time to time in accordance with the provisions of this Warrant.

“Initial Public Offering” means the initial underwritten public offering and sale of the Company’s Common Stock pursuant to a registration statement under the Act, which registration statement has been declared effective by the SEC.

“Merger Event” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company, (ii) the merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, (x) if the surviving or successor entity is a wholly owned subsidiary of another entity immediately following such merger, consolidation or reorganization, the Company’s stockholders own less than a majority of the outstanding voting power of such parent entity immediately after such merger, consolidation or reorganization, or (y) if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

“Next Equity Round” means the first sale and issuance by the Company, after the Effective Date but prior to the consummation of an Initial Public Offering, in a single transaction or series of related transactions, of shares of its capital stock or of securities or instruments convertible into or exercisable or exchangeable for shares of the Company’s capital stock, to one or more investors in a transaction not registered under the Act principally for equity financing purposes in which cash is received by the Company and/or debt of the Company is cancelled or converted in exchange for such shares of capital stock, convertible securities or instruments.

“Next Equity Round Price” means the lowest effective price per share for which shares of capital stock of the Company are sold and issued by the Company, or are purchasable pursuant to the conversion or exercise of convertible securities, instruments or other rights to acquire shares of capital stock of the Company sold and issued by the Company, in the Next Equity Round.

“Preferred Stock” means: (i) if the Exercise Price is determined pursuant to clause (i) of the definition of Exercise Price, Common Stock; (ii) if the Exercise Price is determined pursuant to clause (ii) of the definition of Exercise Price, the class and series (or other designation) of the capital stock or other securities sold and issued by the Company in the Next Equity Round; and (iii) if the Exercise Price is determined pursuant to clause (iii) of the definition of Exercise Price, the Company’s Series B Convertible Preferred Stock, $0.001 par value per share (“Series B Stock”);  provided, that at all times (if any) when the Preferred Stock shall be a series of convertible preferred stock, then upon and after the occurrence of an event which results in the automatic or voluntary conversion, redemption or retirement of all (but not less than all) of the outstanding shares of such Preferred Stock, including, without limitation, the consummation of an Initial Public Offering, then from and after the date upon which such outstanding shares are so converted, redeemed or retired, “Preferred Stock” shall mean the Common Stock.

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Preferred Stock requested to be exercised under this Agreement pursuant to such exercise.

(b)                                 Number of Shares.  This Warrant shall be exercisable initially for such number of shares of Preferred Stock as shall equal (i) $500,000, divided by (ii) the Exercise Price as first determined pursuant to the definition of Exercise Price in Section 1(a), subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.  In addition, upon the making of the first Term Loan Advance (as defined in the Loan Agreement) to the Company in any amount, this Warrant automatically shall become exercisable for an additional number of shares of Preferred Stock equal to (iii) $125,000, divided by (iv) the Exercise Price as first determined pursuant to the definition of Exercise Price in Section 1(a), subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

SECTION 2.                         TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Preferred Stock as granted herein (the “Warrant”) shall commence on the Effective Date and shall be exercisable for a period ending upon the earlier to occur of (i) seven (7) years from the Effective Date; or (ii) five (5) years after the consummation of the Initial Public Offering.

SECTION 3.                         EXERCISE OF THE PURCHASE RIGHTS.

(a)                                 Exercise.  The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed.  Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than ten (10) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Preferred Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases under this Agreement, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Preferred Stock to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”).  If the Warrantholder elects the Net Issuance method, the Company will issue Preferred Stock in accordance with the following formula:

X = Y(A-B)

A

Where:                                                         X =                             the number of shares of Preferred Stock to be issued to the Warrantholder.

Y =                             the number of shares of Preferred Stock requested to be exercised under this Agreement.

A =                             the fair market value of one (1) share of Preferred Stock at the time of issuance of such shares of Preferred Stock.

B =                             the Exercise Price.

For purposes of the above calculation, the current fair market value of Preferred Stock shall mean with respect to each share of Preferred Stock:

(i)                                     if the exercise is in connection with an Initial Public Offering, and if the Company’s registration statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(ii)                                  if the exercise is after, and not in connection with an Initial Public Offering, and:

(A)                               if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise; or

(B)                               if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted over the five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(iii)                               if at any time the Common Stock is not listed on any securities exchange or quoted in the over-the-counter market, the current fair market value per share of Preferred Stock shall be the product of (x) the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise, unless the Company shall become subject to a Merger Event, in which case the fair market value of Preferred Stock shall be deemed to be the per share value received by the holders of the Company’s Preferred Stock on a Common Stock equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder, if any.  All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b)                                 Exercise Prior to Expiration.  To the extent this Agreement is not previously exercised as to all shares of Preferred Stock subject hereto, and if the fair market value of one share of the Preferred Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration.  For purposes of such automatic exercise, the fair market value of one share of the Preferred Stock upon such expiration shall be determined pursuant to Section 3(a).  To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Preferred Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4.                         RESERVATION OF SHARES.

During the term of this Agreement, the Company will (a) with respect to shares of Series B Stock, at all times have authorized and reserved a sufficient number of shares of its Series B Stock to provide for the exercise of the rights to purchase Preferred Stock as provided for herein, and shall have authorized and reserved a sufficient number of shares of its Common Stock to provide for the conversion of the shares of Preferred Stock available hereunder and (b) with respect to the class and series of capital stock issued in the Next Equity Round, authorize and reserve a sufficient number of shares of the class and series of capital stock issued in the Next Equity Round to provide for the exercise of the rights to purchase Preferred Stock as provided for herein, and shall authorize and reserve a sufficient number of shares of its Common Stock to provide for the conversion of the shares of Preferred Stock available hereunder.

SECTION 5.                         NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION 6.                         NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of this Agreement.

SECTION 7.                         WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement.  Warrantholder’s initial address, for purposes of such registry, is set forth in Section 12(g).  Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.                         ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Preferred Stock purchasable hereunder are subject to adjustment, as follows:

(a)                                 Merger Event.  If at any time there shall be a Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of preferred stock or other securities or property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Agreement immediately prior to the Merger Event.  In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible.  Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement; provided that if the Reference Property includes shares of stock or other securities and assets of an entity other than the successor or purchasing company, as the case may be, in such Merger Event, then such other entity shall assume the obligations under this Agreement and any such assumption shall contain such additional provisions to protect the interests of the Warrantholder as reasonably necessary by reason of the foregoing (as determined in good faith by the Company’s Board of Directors).  In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder had chosen to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration.  The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b)                                 Reclassification of Shares.  Except for Merger Events subject to Section 8(a), and subject to Section 8(f), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to any successive combination, reclassification, exchange, subdivision or other change.

(c)                                  Subdivision or Combination of Shares.  If the Company at any time shall combine or subdivide its Preferred Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, and the number of shares of Preferred Stock issuable upon exercise of this Agreement shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased, and the number of shares of Preferred Stock issuable upon exercise of this Agreement shall be proportionately decreased.

(d)                                 Stock Dividends.  If the Company at any time while this Agreement is outstanding and unexpired shall:

(i)                                     pay a dividend with respect to the Preferred Stock payable in Preferred Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Preferred Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Preferred Stock outstanding immediately after such dividend or distribution; or

(ii)                                  make any other distribution with respect to Preferred Stock (or stock into which the Preferred Stock is convertible), except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Preferred Stock (or other stock for which the Preferred Stock is convertible) as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.

(e)                                  Antidilution Rights. Additional antidilution rights applicable to the Preferred Stock purchasable hereunder are (or, in the case of shares of capital stock issuable in the Next Equity Round, will be) as set forth in the Charter and shall be applicable with respect to the Preferred Stock issuable hereunder.  The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Preferred Stock as of the date hereof unless such amendment, modification or waiver affects the rights of Warrantholder with respect to the Preferred Stock in the same manner as it affects all other holders of Preferred Stock.  The Company shall provide Warrantholder with prior written notice of any issuance of its stock or other equity security to occur after the Effective Date of this Agreement that could trigger the anti-dilution rights provided in the Charter, which notice shall include (a) the price at which such stock or security is to be sold, (b) the number of shares to be issued, and (c) such other information as necessary for Warrantholder to determine if a dilutive event has occurred. For the avoidance of doubt, there shall be no duplicate anti-dilution adjustment pursuant to this subsection (e), the forgoing subsection (d) and the Charter.

(f)                                   “Pay to Play” Rights.  In the event that any “pay to play” terms or conditions (i.e. terms or conditions that require a holder of the Preferred Stock to purchase securities in a future round of equity financing or else lose the benefit of anti-dilution protections applicable to shares of Preferred Stock or have such shares of Preferred Stock automatically convert into common stock or another class or series of capital stock) in the Charter are triggered in connection with any Equity Round (a “Trigger Event”), then, in each such event, the purchase rights under this Agreement shall automatically adjust to provide the Warrantholder, upon the later exercise hereof, with the same securities and/or rights that the Warrantholder would have received had the Warrantholder (x) exercised this Warrant prior to such Trigger Event, and (y) participated in the applicable equity financing in an amount sufficient to be deemed to have fully participated for purposes of such “pay to play” provision.

(g)                                  Notice of Adjustments.  If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities (assuming Warrantholder consents to a dividend involving cash, property or other securities); (ii) the Company offers for subscription pro rata to the holders of the outstanding shares of Preferred Stock any additional shares of stock or other securities of any class or other rights to subscribe for or purchase same; (iii) there shall be any Merger Event; (iv) there shall be an Initial Public Offering; (v) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (vi) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least thirty (30) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, sale, lease, license or other transfer of all or substantially all assets, dissolution, liquidation or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least ten (10) days’ written notice prior to the effective date thereof.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, or by reputable overnight courier with all charges prepaid, addressed to the Warrantholder at the address for Warrantholder set forth in the registry referred to in Section 7.

(h)                                 Timely Notice.  Failure to timely provide such notice required by subsection (g) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder.  For purposes of this subsection (h), and notwithstanding anything to the contrary in Section 12(g), the notice period shall begin on the date Warrantholder actually receives a written notice containing all the information required to be provided in such subsection (g).

SECTION 9.                         REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a)                                 Reservation of Preferred Stock.  From and after April 1, 2013, the Preferred Stock issuable upon exercise of the Warrant, when first determined or determinable under the definition of Preferred Stock in Section 1(a), will be duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Preferred Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws.  The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Preferred Stock upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Preferred Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b)                                 Due Authority.  The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Preferred Stock and the Common Stock into which it may be converted, have been (or will be, in the case of shares of capital stock issued in the Next Equity Round) duly authorized by all necessary corporate action on the part of the Company.  This Agreement: (i) does not violate the Company’s Charter or current bylaws; (ii) does not contravene any law or governmental rule, regulation or order applicable to it; and (iii) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound.  This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c)                                  Consents and Approvals.  No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d)                                 Issued Securities.  All issued and outstanding shares of Common Stock, Preferred Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable.  All outstanding shares of Common Stock, Preferred Stock and any other securities were issued in full compliance with all applicable federal and state securities laws.  In addition, as of the date immediately preceding the date of this Agreement:

(i)                                     The authorized capital of the Company consists of (A) 22,000,000 shares of Common Stock, of which 4,200,000 shares are issued and outstanding, (B) 4,694,375 shares of Series A Preferred Stock, all of which are issued and outstanding and are convertible into 4,694,375 shares of Common Stock and (C) 10,131,879 shares of Series B Preferred Stock, 10,131,879 of which are issued and outstanding and are convertible into 10,131,879 shares of Common Stock.

(ii)                                  The Company has reserved 1,658,000 shares of Common Stock for issuance under its Stock Option Plan(s), under which options to purchase 1,646,323 shares of Common Stock are outstanding.  Except for (x) the conversion rights of the Company’s existing preferred stock, (y) secured convertible promissory notes in an aggregate principal amount of $17,600,000 issued pursuant to a Note and Warrant Purchase Agreement dated February 15, 2013 by and among the Company and the parties listed therein as Purchasers (the “Bridge Purchase Agreement”) and (z) warrants issued to the purchasers pursuant to the Bridge Purchase Agreement, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company. The Company has no outstanding loans to any employee, officer or director of the Company, and the Company agrees not to enter into any such loan or otherwise guarantee the payment of any loan made to an employee, officer or director by a third party.

(iii)                               Except for the pre-emptive rights provided in the Amended and Restated Investors’ Rights Agreement, dated February 28, 2011 by and among the Company and the parties listed therein as Investors (as the same may be amended and/or restated from time to time in accordance with the terms thereof, the “Investor Rights Agreement”), no stockholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock.

(e)                                  Insurance.  The Company has in full force and effect insurance policies, with extended coverage, insuring the Company and its property and business against such losses and risks, and in such amounts, as are customary for corporations engaged in a similar business and similarly situated and as otherwise may be required pursuant to the terms of any other contract or agreement.

(f)                                   Other Commitments to Register Securities.  Except as set forth in this Agreement or the Investor Rights Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(g)                                  Exempt Transaction.  Subject to the truth and accuracy of the Warrantholder’s representations in Section 10, the issuance of the Preferred Stock upon exercise of this Agreement, and the issuance of the Common Stock upon conversion of such Preferred Stock in accordance with the Charter, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(h)                                 Compliance with Rule 144. If the Warrantholder proposes to sell Preferred Stock issuable upon the exercise of this Agreement, or the Common Stock into which it is convertible,  in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(i)                                     Information Rights.  Warrantholder shall be entitled to the information rights contained in Sections 7.1(a), (b) and (c) of the Loan Agreement, and Sections 7.1(a), (b) and (c) of the Loan Agreement are hereby incorporated into this Agreement by this reference as though fully set forth herein; provided, that the information rights provided in this Section 9(i) shall terminate upon the earlier of (i) the consummation of an Initial Public Offering or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(j)                                    Lock-Up Agreements.                          The Company represents and warrants to Warrantholder that a letter agreement substantially similar to that certain letter agreement of Warrantholder, dated on or about the Effective Date, addressed to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) as representatives of the several underwriters of the proposed Initial Public Offering, restricting transfers by Warrantholder of Company securities held by it has been executed and delivered to Merrill Lynch on or before the date hereof by each director and officer of the Company and each person who beneficially owns one percent (1%) or more of the total outstanding Common Stock of the Company (determined on a fully-diluted, as-converted, as-exercised basis).

SECTION 10.                  REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a)                                 Investment Purpose.  The right to acquire Preferred Stock is being acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of such rights or the Preferred Stock except pursuant to an effective registration statement or an exemption from the registration requirements of the Act.  The Warrantholder has not been formed for the specific purpose of acquiring this Warrant, the Preferred Stock or any Common Stock issuable upon conversion of the Preferred Stock.

(b)                                 Private Issue.  The Warrantholder understands (i) that the Preferred Stock issuable upon exercise of this Agreement is not (and will not be, in the case of any shares of capital stock of the same class and series as issued in the Next Equity Round) registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c)                                  Financial Risk.  The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d)                                 Risk of No Registration.  The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Preferred Stock pursuant to this Agreement or (ii) the Preferred Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period.  The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Preferred Stock or (B) Preferred Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e)                                  Accredited Investor.  Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(f)                                   Market Standoff.  The Warrantholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 10(f) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Warrantholder only if all officers and directors of the Company are subject to the same restrictions and the Company obtains a similar agreement from all stockholders individually beneficially owning more than one percent (1%) of the Company’s outstanding Common Stock (calculated on a fully-diluted, as-exercised, as-converted basis)).  The underwriters in connection with the Initial Public Offering are intended third party beneficiaries of this Section 10(f) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  The Warrantholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the Initial Public Offering that are consistent with this Section 10(f) or that are necessary to give further effect thereto.

SECTION 11.                  TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed.  Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement.  The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.  Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

SECTION 12.                  MISCELLANEOUS.

(a)                                 Effective Date.  The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof.  This Agreement shall be binding upon any successors or assigns of the Company.

(b)                                 Remedies.  In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable.  The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(c)                                  No Impairment of Rights.  The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d)                                 Additional Information.  The Company agrees to provide the Warrantholder with such documents and information as the Warrantholder may from time to time reasonably request.

(e)                                  Attorneys’ Fees.  In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement.  For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(f)                                   Severability.  In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(g)                                  Notices.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention:  Chief Legal Officer and Manuel Henriquez

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile:  650-473-9194

Telephone:  650-289-3060

(i)                                     If to the Company:

OMTHERA PHARMACEUTICALS, INC.

Attention: Chief Financial Officer

707 State Road

Princeton, NJ 08540

Facsimile:

Telephone: (908) 741-4399

or to such other address as each party may designate for itself by like notice.

(h)                                 Entire Agreement; Amendments.  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including Warrantholder’s proposal letter dated March 1, 2013).  None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(i)                                     Headings.  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(j)                                    Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement and, specifically, the provisions of Sections 12(n), 12(o), 12(p), 12(q) and 12(r).

(k)                                 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(l)                                     No Waiver.  No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(m)                             Survival.  All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and the Company, as applicable, shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(n)                                 Governing Law.  This Agreement has been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California.  Delivery of Preferred Stock to Warrantholder by the Company under this Agreement is due in the State of California.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(o)                                 Consent to Jurisdiction and Venue.  All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g).  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(p)                                 Mutual Waiver of Jury Trial.  Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY.  This waiver extends to all such Claims, including Claims that involve Persons other than the Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(q)                                 Judicial Reference.  If the waiver of jury trial set forth above is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(r)                                    Prejudgment Relief.  In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(s)                                   Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(t)                                    Specific Performance.  The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Warrrantholder.  If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	OMTHERA PHARMACEUTICALS, INC.

	By:	/s/ Christian S. Schade
	Name:	Christian S. Schade
	Title:	EVP & CEO

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ Ben Bang
	Name:	Ben Bang
	Title:	Senior Counsel

EXHIBIT  I

NOTICE  OF  EXERCISE

To:                             [                                                        ]

(1)                                 The undersigned Warrantholder hereby elects to purchase [              ] shares of the Series [    ] Preferred Stock of [                                  ], pursuant to the terms of the Agreement dated the [      ] day of [            ,           ] (the “Agreement”) between [                                  ] and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)                                 Please issue a certificate or certificates representing said shares of Series [    ] Preferred Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:

Name:

Title:

Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned [                                                                        ], hereby acknowledge receipt of the “Notice of Exercise” from Hercules Technology Growth Capital, Inc., to purchase [        ] shares of the Series [    ] Preferred Stock of [                                  ], pursuant to the terms of the Agreement, and further acknowledges that [            ] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	[ ]

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE:  The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.